Exhibit 4.1

THIRD AMENDMENT

TO

SHAREHOLDER RIGHTS AGREEMENT

This THIRD AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT is made and entered into as of December 1, 2015 (this “Amendment”), between CTI BioPharma Corp., a Washington corporation (formerly known as Cell Therapeutics, Inc., the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). The capitalized terms used and not otherwise defined herein have the respective meanings given to them in that certain Shareholder Rights Agreement, between the Company and the Rights Agent, dated as of December 28, 2009, as amended by that certain First Amendment to Shareholder Rights Agreement, between the Company and the Rights Agent, dated August 31, 2012 and as further amended by that certain Second Amendment to Shareholder Rights Agreement, between the Company and the Rights Agent, dated December 6, 2012 (as so amended, the “Rights Agreement”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to extend the Final Expiration Date for the Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board of Directors so directs, supplement or amend any provision of the Rights Agreement as the Board of Directors may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable in accordance with its terms have been done and performed, and the execution and delivery of this Amendment by the Company has been in all respects duly authorized by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment and for other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Section 7(a)(i). Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated to read as follows:

“(i) the Close of Business on December 2, 2018 (the ‘Final Expiration Date’)”.

2. Right Certificate. The form of Right Certificate attached to the Rights Agreement and all other related documents shall be modified, where appropriate, to make reference to this Amendment and reflect the amendments contained herein.

3. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as expressly provided herein, the Rights Agreement is not being amended, modified or supplemented in any respect, and it remains in full force and effect.

4. Miscellaneous.

(a) Except as otherwise expressly provided, or unless the context otherwise requires, capitalized terms used in this Amendment shall have the respective meanings assigned to them in the Rights Agreement.

(b) This Amendment shall be deemed to be a contract made under the internal and substantive laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the internal and substantive laws of such State applicable to contracts made and performed entirely within such State, except as otherwise indicated in Section 32 of the Rights Agreement.

(c) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that nothing in this Section 4(c) will affect the ability of the Company under the provisions of Section 27 of the Rights Agreement to supplement or amend this Amendment to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.

(d) Descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

(e) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

ATTEST:		CTI BIOPHARMA CORP.

By:	/s/ Louis A. Bianco	By:	/s/ James A. Bianco
Name:	Louis A. Bianco	Name:	James A. Bianco, M.D.
Title:	Executive Vice President, Finance and Administration	Title:	President and Chief Executive Officer

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Lisa Brenten	By:	/s/ Dennis V. Moccia
Name:	Lisa Brenten	Name:	Dennis V. Moccia
Title:	AVP, Senior RM	Title:	Manager, Contract Administration